As filed with the Securities and Exchange Commission on October 19, 2012

Registration No. 333-

UNITED STATES.
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BERRY PLASTICS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-5234618
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 Oakley Street
Evansville, IN 47710
(Address of principal executive offices) (Zip Code)

Berry Plastics Group, Inc. 2006 Equity Incentive Plan

Berry Plastics Group, Inc. 2012 Long-Term Incentive Plan

(Full title of the Plan)

Jeffrey D. Thompson
Executive Vice President and Chief Legal Officer
Berry Plastics Group, Inc.
101 Oakley Street
Evansville, IN 47710

 (Name and address of agent for service)

(812) 424-2904

(Telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Thompson	Andrew J. Nussbaum
Executive Vice President and Chief Legal Officer	Wachtell, Lipton, Rosen & Katz
Berry Plastics Group, Inc.	51 West 52nd Street
101 Oakley Street	New York, New York 10019
Evansville, IN 47710	Telephone: (212) 403-1000
Telephone: (812) 424-2904

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.01 par value, to be issued under Berry Plastics Group, Inc. 2006 Equity Incentive Plan	12,338,837	$8.64(2)	$106,630,032.19(2)	$14,544.34
Common stock, $0.01 par value, to be issued under Berry Plastics Group, Inc. 2012 Long-Term Incentive Plan	9,297,750	$15.00(3)	$139,476,793.50(3)	$19,024.63

(1)   The number of shares represents the estimated maximum number issuable under the Berry Plastics Group, Inc. 2006 Equity Incentive Plan and the Berry Plastics Group, Inc. 2012 Long-Term Incentive Plan.  Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the above-referenced plans, which provide for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar events.

(2)   Pursuant to Rule 457(h) under the Securities Act, the per share and aggregate offering price are estimated solely for the purpose of calculating the registration fee and are based upon (i) the weighted average exercise price for outstanding options (10,741,090 options at $7.76 per share) and (ii) for shares reserved for future awards, the average high and low prices for the Common Stock on October 18, 2012, which was $14.57.

(3)   Pursuant to Rule 457(h) under the Securities Act, the per share and aggregate offering price are estimated solely for the purpose of calculating the registration fee and are based upon (i) the weighted average exercise price for outstanding options (2,803,200 options at $16.00 per share) and (ii) the average high and low prices for the Common Stock on October 18, 2012, which was $14.57.

EXPLANATORY NOTE

The purpose of this Form S-8 Registration Statement is to register an aggregate of 21,636,587 shares of Berry Plastics Group, Inc. (“we,” “our,” “us,” “Berry” or the “Company”) common stock, par value $0.01 per share (the “Common Stock”), that may be offered pursuant to the Berry Plastics Group, Inc. 2006 Equity Incentive Plan or the Berry Plastics Group, Inc. 2012 Long-Term Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.                INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by the Company are incorporated in this Registration Statement by reference:

1.     The Company’s final prospectus dated October 3, 2012 and filed with the Commission on October 4, 2012 pursuant to Rule 424(b)(4) under the Securities Act in connection with the Company’s registration statement on Form S-1 (File No. 333-180294);

2.     The Company’s other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended since the end of the fiscal year covered by the document listed in the first item above; and

3.     The description of the Common Stock, set forth in the Company’s Registration Statement on Form S-1 filed March 23, 2012 (Commission File Number 333-180294) and any amendments, reports or other filings filed with the Commission for the purpose of updating that description.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

ITEM 4.                DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.                INTERESTS OF NAMED EXPERTS AND COUNSEL.

Jeffrey D. Thompson, who is issuing the opinion of the Registrant’s Legal Department on the legality of the Registrant’s Common Stock offered hereby, is Executive Vice President and Chief Legal Officer of the Registrant and holds employee stock options to purchase Common Stock of the Registrant.

ITEM 6.                INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                The Registrant is a Delaware corporation.

                Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

                Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

                Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against any expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

                Article X of our amended and restated certificate of incorporation provides for the indemnification of directors, officers, employees or agents to the fullest extent permitted by the DGCL.  Article X of our amended and restated certificate of incorporation also provides that, in any action initiated by a person seeking indemnification, we shall bear the burden of proof that the person is not entitled to indemnification.

                Section 102(b)(7) of the DGCL provides that a Delaware corporation may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.  Article IX of our amended and restated certificate of incorporation includes such a provision.

                Section 145(g) of the DGCL provides that a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the corporation or, if serving in such capacity at the request of the corporation, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the DGCL.  Article X of our Amended and Restated Certificate of Incorporation permits us to maintain insurance, at our expense, to protect us or any directors, officers, employees or agents of the company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ITEM 7.                EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.                EXHIBITS.

 The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

ITEM 9.                UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, October 19, 2012.

Berry Plastics Group, Inc.
(Registrant)

        By:          /s/ Jonathan D. Rich
Name:     Jonathan D. Rich
Title:       Chairman and Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Jonathan D. Rich and James M. Kratochvil, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute for him and in his name, place and stead, in any and all capacities, any and all amendments (including post-effective amendments) to this registration statement and any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, as amended, as the attorney-in-fact and to file the same, with all exhibits thereto and any other documents required in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and their substitutes, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to its registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Jonathan D. Rich Jonathan D. Rich	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	October 19, 2012
/s/ James M. Kratochvil James M. Kratochvil	Chief Financial Officer (Principal Financial and Accounting Officer)	October 19, 2012
/s/ B. Evan Bayh B. Evan Bayh	Director	October 19, 2012
/s/ Anthony M. Civale Anthony M. Civale	Director	October 19, 2012
/s/ Donald C. Graham Donald C. Graham	Director	October 19, 2012
/s/ Steven C. Graham Steven C. Graham	Director	October 19, 2012
/s/ Joshua J. Harris Joshua J. Harris	Director	October 19, 2012
/s/ Robert V. Seminara Robert V. Seminara	Director	October 19, 2012
/s/ David B. Heller David B. Heller	Director	October 19, 2012

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to exhibit 3.1 to our Form S-1 Registration Statement (Registration No. 333-180294), filed on September 19, 2012)

4.2	Amended and Restated By-Laws (incorporated herein by reference to exhibit 3.2 to our Form S-1 Registration Statement (Registration No. 333-180294), filed on September 19, 2012)

5.1	Opinion of Counsel

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

23.3	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on signature page)

99.1

Berry Plastics Group, Inc. 2006 Equity Incentive Plan (incorporated herein by reference to exhibit 10.8 to Berry Plastics Corporation’s Form S-4 Registration Statement (Registration No. 333-138380), filed on November 2, 2006)

99.2

Berry Plastics Group, Inc. 2012 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.27 to our Form S-1 Registration Statement (Registration Statement No. 333-138380), filed on July 18, 2012)

99.3

Amended and Restated Stockholders Agreement, effective as of October 10, 2012, by and among Berry Plastics Group, Inc., a Delaware corporation, and those stockholders listed on Schedule A thereto. (incorporated herein by reference to exhibit 10.28 to our Form S-1 Registration Statement (Registration No. 333-180294), filed on September 19, 2012)